# EXHIBIT 7

**Transcript: Meeting between Peter Ritz, Roger Hamilton and Eva Mantziou**
**At Irving Farm Café, 71 Irving, NYC at 8.00am on Thu, February 27, 2025**

**Ritz (00:00:02)**

Thank you very much for coming. First and foremost, it's good to see you both. Good to see you well.

**Hamilton (00:00:07)**

Yeah, yeah

**Mantziou (00:00:09)**

Good to see you too. We haven't seen each other for a while…

**Ritz (00:00:10)**

For a long time, right?

**Mantziou (00:00:12)**

Yeah, but just to make sure, this is not like a settlement discussions. Yes? This is like a friends meeting. Yeah, just make it…

**Ritz (00:00:22)**

Yeah. I mean look, listen, yes.

**Mantziou (00:00:24)**

Let's make it clear. Yeah…

**Hamilton (00:00:26)**

Yeah. We asked our lawyers and said, look, Peter wants to reach out, should be meet or not. And they're like, as long as you're not in this situation where actions get delayed, we've got our legal stuff we need to do. I'm like, okay, so that way there's no confusion and stuff like this. Coz I wanted to meet and just say how do we end this craziness anyway, but at the same time, obviously tomorrow's the day and that all that stuff, so, umm…

**Mantziou (00:00:52)**

It's just to make sure that we are on the same page.

**Ritz (00:00:59)**

I think it's, listen, I don't know how your metre is. I have a metre. You have a metre. We all have a metre that's going to go on. If we want to end the craziness, I'm happy to do it.

**Hamilton (00:01:09)**

I'm interested from your side, the perspective is why we even belong there. I was like, okay, even with the whole case you had against the LZGI guys, I'm like it actually, I would've thought it helps you and Michael to just not even have the whole deal happening. Because then what are they going to fight on. Sabby, right, We have the same situation with Sabby where they're like, oh…

**Ritz (00:01:33)**
They reached out…

**Hamilton (00:01:35)**
…It's the same thing and it's like, well look, if there's no, if we had just gone ahead with the rescission the way we said it, we wouldn't be having all these issues right now. But obviously you have your reasons or your lawyers have your reasons, but yeah, we'd love to hear your metre and your…

**Mantziou (00:01:44)**
Or Moe has your reasons.

**Hamilton (00:01:47)**
Yeah, that's true as well...

**Mantziou (00:01:44)**
I think that we shouldn't be conflicting the two of them because I think that Moe has his own agenda…

**Ritz (00:01:55)**
I'm the one that got fired…

**Mantziou (00:02:00)**
…and he was the one that resigned. But anyway, Peter, I think that Michael has agenda which doesn't include your best interest in it.

**Hamilton (00:02:11)**
We don't know about Michael, right?

**Mantziou (00:02:00)**
Like this what I suppose.

**Ritz (00:02:13)**
I think one of the things that's very clear to me is everybody is moving on. I would definitely like to move on. I'm still young, I still have other fun stuff to do.

**Hamilton (00:02:25)**
You're young, Peter?

**Mantziou (00:02:30)**
He's in his 20s!

**Ritz (00:02:31)**
Sixty is the new twenties. No, no, I would like to, you know, move on. Not kind of live in the past. Right? So it's been longer difficult, this or that. That's what I think.

**Hamilton (00:02:53)**

Why did you even… in November, when the only issue with this 3 million that you wanted for this case with the LZGI shareholders, but even that, we could have gone to arbitration. We could have moved the whole thing forward. We could have solved it one way or the other, say well okay, what does the judge thing and we go with that and so on. I don't understand why. This is just my personal view. Why prolong the whole thing when it's going to have to come to an end anyway? And you get these new lawyers…

**Mantziou (00:03:26)**

And the legal fees are going to go up like crazy because the longer the fight continues, the more they're going to bill and that's black and white.

**Hamilton (00:03:33)**

On both sides, how much longer before we end up spending 3 million on legals anyway, the whole thing matters. Right? But anyway, there must have been a reason on your side and unless that reason has changed, then, you know, every time we speak, because I thought when we were speaking and were there and then the whole thing just went cold and then when I said look, let's try and sort this out, you said no, go speak to the lawyers, so clearly something happened on your side different. What was it and why would things have changed now?

**Ritz (00:04:01)**

Well, it's cost us a lot of money. I think it's cost you guys a lot of money. I mean if I just look at it, I think you were able to pull out at least 2 million bucks of cash out of the market every week. That's what I'm saying. So all of a sudden it's like put at least 4 million bucks. I definitely think there's a way forward. Is I look at it, look, litigation is like war, you know? Bismarck used to say it's rolling the iron dice. It can come up your way or it can come up not for your way and unintended consequences and all of a sudden.. so I think there's opportunity to do something so that we're all kind moving on, or just keep rolling the dice. Rolling the dice is expensive.

It's costing you 2 million bucks a week. It's lot of money.

**Hamilton (00:05:05)**

Well I mean we've got the hearing tomorrow, right? So at the moment, right?

**Ritz (00:05:08)**

No, no, I'm just saying that it is just risk. That's all. It's just straight risk, right? So the biggest issue that I have to deal with is we have a really smart law firm that knows how to handle what I call the riffraff of the world. They're invested, they're really capable. This won't mean anything to you, but the guy that I stepped in the coffee shop here with him, he used to be a US attorney for New Jersey. He was the personal lawyer for Chris Christie who was the governor of New Jersey, very well connected in Florida, very well connected and he knows what those people are like. They're the fleas, you know what I mean? So we can deal with them. That's okay. The biggest issue I have is where we sit now, Prime Source will cost me $11 million more than it would've cost. It's a lot of money. It's a lot of money. So I love that asset… understanding, I know you think it's not there, there, you know... I love that asset. I think it is a lot of things going forward. It's part of the future that I see and I need help with that. I mean 11 million bucks more is a lot of money.

Don't worry about the shareholders and all those other things. I think that's all manageable. We've got real people that know how to do stuff or invest in the case, invest in what we're doing. That's where we are.

**Hamilton (00:07:06)**

What you are saying is, Hey guys, pay the rest of the money for nothing so I can have everything for nothing is pretty much what you are actually saying, right?

**Ritz (00:07:16)**

No, I haven't said that…

**Hamilton (00:07:19)**

I'm just saying that the fact that… here's the thing, if you… with the rescission, you get Prime Source with basically the ability to go and raise the additional money anyway, right?

**Ritz (00:07:32)**

It, it cost me, it cost me more now…

**Hamilton (00:07:35)**

Yeah, that's because you signed those documents that you never should have signed, right? You know that. Right? And so because of that, that's why it's costing you more because Eugene's like Hey, what have we got to lose? We're just going to keep on upping the price and when the prices what we even agreed to, then of course the whole thing… any sane judge is going to look at that and say, oh the 15 million if you just paid that, it wouldn't be done because we still wouldn't have the asset.

**Ritz (00:07:58)**

Let me ask, let me ask you a different question… What would you like?

**Hamilton (00:08:08)**

It was exactly what we already put out in the rescission. It was exactly like, look, we put money out, we've put shares out, we are getting nothing. Let's rewind it so you can just take the asset and go do elsewhere and we'll wait for the money to come back, which Prime Source will be able to pay, If it is what you think it is right, then that's fine, but clearly we've been burned too much from the whole thing for that and the only thing that actually was stopping that was you are like, hey I need 3 million to pay off these LZGI guys. Well if what has just happened is correct, which is that they've dropped it right, then that means you don't actually need to pay them back that money right now.

**Ritz (00:08:41)**

No, no. You still have a lawsuit in Florida…

**Hamilton (00:08:50)**

At the end, because it's like the whole thing is people just trying to get money.

You yourself said it right? It's like they just want money for nothing and we're not going to have people coming in trying to extort money for nothing. And I thought you were a good enough guy that you'd also be like, I don't want to just extort money for nothing to say, oh

you've got this, you've got this cost of 2 million a week so therefore give us money so that it won't cost you that much money. It's like any judge eventually is going to look at that, but it just gets you deep in my view. It gets you deeper in shit, right? Because if the whole point here is this is not just some misunderstanding, this is about bad intent. When you've got criminal actions happening on the bad intent, the more there's bad intent, the more it's obvious this is what's happening and maybe you'll take lawyers just pulling out more and more and more of the evidence showing all of the bad intent and showing that your lawyers saying all this stuff which they know is not true, and that you know is not true, and there's never been any of this correspondence showing that you were trying to find stuff out. There's none of that. But we have all the correspondence on our side, so it's like if we have to drag it all out because they're playing these games, then we have to drag it out and do we want, but do we want to spend every day thinking about it?

**Mantziou (00:10:08)**

Exactly. We just want rescission, get our money back. We are okay with getting it over time, which I think is already a nice thing to do anyway from our side. So we really want to…

**Hamilton (00:10:22)**

We really want a chance to make it work… but if everything on your side is like let's play more games to try and squeeze more money out, that's the whole argument we're making to the court in the first place. It's like hey, there was never anything there and we just keep on getting squeezed, because we have something that basically they believe we have to lose and the last thing possible that can happen now because of all of the fraud things and everything is that we basically from our shareholders' point of view, open ourselves to a shareholders' lawsuit because they say, oh you guys are now in with the enemy where you're paying them off and all the rest of it. We can't…

**Mantziou (00:10:53)**

Paying them off for nothing basically because we are not getting anything in return. And if you believe in the asset, yeah, if you're still saying, oh Prime Source is there, it's a great company, Victor is an existing person and that kind of stuff, you can just go take this asset and sell it elsewhere. We've got nothing against that, yeah? And in New York there's a lot of money, you know?

**Ritz (00:11:21)**

It cost me a lot more now…

**Hamilton (00:11:21)**

It doesn't cost you a lot more. Peter, when you met us at that point there was already penalties on it.

**Ritz (00:11:28)**

Ten million bucks, you paid six…

**Hamilton (00:11:31)**

You had no way to make the final payments and that you and Moe said… it was this time last year, it was in January last year when I said to you, we don't have enough money for the funding with this timing because that when you said to me that the whole thing had to be paid by March. I'm like there's no way we can do that. And you and Moe both said close to

here… when we had the meeting and you said don't worry, we'll sort it out. They did the whole Airco thing, saying we're going to put in three million... That never happened. They're like, okay, we will go to Saudi, Abu Dhabi, we'll raise the money. That never happened.

You know this. So you know at that point, I'm like I don't even know we can do this right now if you're going to make these commitments and that's before we even knew that you basically signed off the POA. Right? So just the fact…

**Ritz (00:12:12)**

I'm only not responding because I don't want to rehash this.

**Hamilton (00:12:14)**

I know but that's what I'm saying, right? This is not as simple … but the fact that you're saying it's considerably more money, the reality is you paid 9 million, it was 18 million, it was already another 9 million to pay and then it went up and up and up, right?

**Ritz (00:12:31)**

As the asset grew... But anyway, I'm just telling you again, simple perspective, no commentary of what happened or didn't happen. It's irrelevant, it's not going to get hashed out.

**Hamilton (00:12:46)**

But either way, the amount you need to pay to Prime Source is actually no different from what it was a year ago, right? Because…

**Ritz (00:12:50)**

That's not true. I'm just telling you like the reality of my world…

**Mantziou (00:12:55)**

Maybe Peter has some other settlement when Eugene…

**Ritz (00:12:57)**

No, there was no other settlement. It was… You paid money and that's what they wanted and you didn't want to do that deal which is I completely understand, but that's where they are. What I'm looking for is this, right, you have told me what you are looking for. You're telling me, hey, it's the same deal we had before but…

**Hamilton (00:13:13)**

That's what we're looking for. What we're looking for is just a simple rescission where we just can move on, you can move on and we wait over time for the money to come back and if we can't get the money back, we know you can even close the company down. That's…

**Ritz (00:13:28)**

One more time?

**Hamilton (00:13:28)**

You've got LZGI right now, right? LZGI already is like $0 shares at the moment. So if you are signing an agreement with us as LZGI, we are taking the risk that LZGI is going to continue and have money to pay us back in the future and if you for some reason decided to close down LZGI, then what do we do right? Then we have no money from LZGI…

**Mantziou (00:13:50)**

Yeah, the risk is 100% on our side in that situation. This is what Roger is trying to say.

**Hamilton (00:13:57)**

So we've really paid the money is its just the shares and so…

**Mantziou (00:14:00)**

And we are still willing to take that risk to get the money over time just hoping that you can turn things around and actually pay us back over time. So…

**Ritz (00:14:08)**

It's an honourable thing. You're saying that if I'm a jerk, what a jerk would do is say hey, just bankrupt LZGI and then move Prime Source. That's exactly what a jerk, would do right? But I'm a business person…

**Mantziou (00:14:27)**

That's why we're talking, yeah, because if we would say, if we would just consider you being a jerk and so on, we wouldn't meet with you. Yeah…

**Ritz (00:14:39)**

I was hoping because I have, not related to paying shareholders, I actually have real business that I want to do, a real growth business and the fact that it costs me more money is difficult. It makes it difficult for me. So here's a thought. Instead of you taking debt, why don't you take equity - actually a real thing in the future of something. If we had a balance sheet together, I could do so many things today and it's killing me that I don't have a balance sheet. Whether you like it or not, in my mind, and this is not for you to say yes or no or argue with it. We kind of built the balance sheet. It was definitely your idea to turn the Bitcoin way, right? Bitcoin still requires a business.

Maybe there's a way where we can give you an asset and you're not going to own all of it, but we give you an asset for part ownership of an asset that's going to drive revenue. Be an interesting thing for you rather than just having a loan you're not going to get exercise on. Especially if the fear is you going to write it off anyway. Yeah. LZGI has no operations now and if LZGI has no operations, you have a high risk, why don't we turn that into much more interesting?

**Mantziou (00:16:02)**

Which asset you talking about?

**Ritz (00:16:05)**

I'm building a new company and that company is probably going to do a hundred million of revenue this year.

I have a clear path to it and you can own a piece of that. I need a little bit of cash. You have a balance sheet, you have all the stuff that when we, again, I'm going to say we because that was mine, our idea last year, but you can have a piece of it and this way it's not just, oh Peter's going to go away and walk away and I'm going to have nothing. It's just like I'm going to write off six and a half million bucks. You can have a real promise but I need some more money. I don't need $15 million to close on. I'll take care of that myself. But I do need more money to actuate that.

**Hamilton (00:17:05)**

So you're still looking for the same 3 million you're looking for…

**Ritz (00:17:11)**

Maybe a little bit more but it's underwriting. Maybe it's underwriting a plan…

**Hamilton (00:17:13)**

What about the LZGI shareholders that already think that they've been destroyed, right? What about them if they know that you're not going to start a whole new company that…

**Ritz (00:17:21)**

Roger, just so that we're clear on all the LZGI shareholders, this is the one time that I'm going to… so less than 5% of people, less than 5% who owns … Now imagine I'm up your nostrils and torturing you all the time about all the wrong things that you're doing and all these people, the majority of the shareholders and it's still… let's be very clear, the majority of the shareholders are very excited about what we can do together and the majority of the shareholders are with me, have been with me as I told you before. That's both easy and a matter of fact.

**Hamilton (00:18:20)**

What's the reason you're starting this separate company then? Why would you not use LZGI then?

**Ritz (00:18:27)**

We may start it through LZGI. We may… you know how I feel I'm being as direct and I said everybody's moved on. You mentioned Michael, Michael Moe has moved on, he's doing whatever he's going to do. You guys have moved on. I mean I'm sorry I got your attention with stopping all this stuff. I feel like okay, you moved on, you gave me something I felt like it was not quite where we needed to be. Then you moved on. Congratulations. I'm very happy for you both. It's a great thing and I'm very happy that you're able to execute on a plan that you set out to execute which is, hey, I got Bitcoin guys who are hungry for currency, I'm going to sell to that. And I know you're going to execute on that. I have all the confidence in the world. I also want to work and I think I have a path to do that. I would like your help in doing that and I think you can help me and I think I can help you because rather than having this asset that idiots can just put in to bankruptcy as you said… Okay, how does that help anybody? It's stupid. Yes, wash off everything…

**Mantziou (00:19:34)**

And who is the majority shareholder now in LZGI?

**Ritz (00:19:36)**

Me, me. There is like, I don't know, probably less than 10 people. Seriously, like…

**Hamilton (00:19:49)**

And Michael, he obviously had shares.

**Ritz (00:19:51)**

He has shares, he has a small.. he has a small number of shares. Carter has shares. All these people have shares, but all the allegations that these less than 5% made, they should have known better. That's why it's good to have good law firm. They're going to be up with sanctions, they're going to have their own problems. Again, they're fleas. I'm not worried about the fleas, I'm worried about, like, we're business people. We can have a normal business deal without all the, you know, the fighting is so… instead of being here we could be doing smart things, right?

**Mantziou (00:20:28)**

We agree with you Peter. That's why we want to rescind the way that we agreed we rescind and then you suddenly came with, you know, more of a fight. We been ready to rescind, done, no legal fees, no, just a clear deal. Yeah?

**Ritz (00:19:51)**

I think if you can help me reset, that would be huge and I will make you money.

**Mantziou (00:20:53)**

Peter, you understand that the Board is never going to agree to give any money to you and Moe. They don't trust you. They are never going to agree

**Hamilton (00:21:06)**

It's the same story I was sharing with you back last November, right, there's only so times you can ask for money for nothing before the other side says no, we can't keep giving you money for nothing. So again that again, I know we're saying but it's the same thing. I have a question which is if this was your idea before which was like hey, I want to just move forward with Eugene, great, let's give you a chance you can do that. But then you weren't asking for money to finish with Eugene because you and Eugene you know each other, he collected huge amounts of capital … So he should be amenable to some kind of deal to work with you…

**Mantziou (00:21:56)**

Or even investing in the entity that you're talking about you want to open on his side and then that would allow you to be partners with Eugene in this new entity and pay us back over time. Because if you're saying it's… exactly and if you're saying it's going to be 100 million this year and we are only in Feb, so that's like in eight months if you have $100 million in revenue, I think that would be absolutely no problem for you to basically pay us back.., it doesn't need to be us to be your partners, you can do that with Eugene and Eugene has free cash because he got all of this cash and gave nothing in return. So I think that that would be a good avenue.

**Ritz (00:22:44)**

OK. So the answer is a no and your proposal is what you had proposed before. No releases. We move on separate ways and all the other things as you mentioned. It's a hard no is what I just heard.

**Hamilton (00:23:02)**

Obviously at the moment legal fees and everything else starts coming into it, it adds up. So the compound effect of that then, paying back legal fees and so on the basis of what the LZHI shareholders, Sean Carey and so on did by basically taking at least the New York case and cancelling that, we all have a case to go after them. So at the end of the day the cost keeps increasing the more... So all of this is and when eventually a judge decides on it, one of us is going to pick up the legal fees on the other. So it's more than just basically no money. It's like look, stop adding up. But they are continuing and of course when you have the kind of lawyers you have, the lawyers we have, they like to fight and they know every fight's expensive and every time they can put out a new lawsuit it's expensive.

**Ritz (00:24:08)**

Our guys are invested so we're good.

**Mantziou (00:24:17)**

What did you say?

**Mantziou (00:24:20)**

Our guys are invested in the deal. We're good.

**Hamilton (00:24:22)**

But again, from the point of view, basically…

**Ritz (00:24:50)**

That's what happened last time. That's why I'm saying. Everything I've heard so far, it's good that we're meeting, it's very positive because I genuinely care about… but if it's kind of a hard no, it's okay. It's a hard no to me that's kind of. That's okay. So to you, It's better for you to write off the six and a half billion bucks, which is what basically what you think you will have to do…

**Hamilton (00:25:14)**

No, no, no…

**Mantziou (00:25:15)**

No, no, no…

**Hamilton (00:25:19)**

We don't want to write it off..

**Mantziou (00:25:20)**

Yeah, exactly. We want get the money back and we have the obligation to get the money back. Because this is the money due to the company.

**Ritz (00:25:33)**

Just think on it. However you want to do it. Look to me, I'm telling you, I think that I can give you an amazing asset return where you'll be able to show something meaningful in your balance sheet. Right now you're going to show a loan that if we tip it into bankruptcy as you suggest and it's relatively easy to do it… even if I wanted to get it trading...

**Mantziou (00:25:58)**

We are not suggesting this!

**Hamilton (00:25:59)**

We are not suggesting this!

**Ritz (00:26:01)**

I know, I know…

**Hamilton (00:26:05)**

So If you do that…

**Ritz (00:26:06)**

If I'm out, just so you know how this is going to work. I've been doing this for no money. I didn't open up a labour case. You got a lot of other issues just with me personally. You know this, right, I'm owed.. money because there was an investment plan that you know I said, hey, half of my money will be going into this investment its going to come back to me in November. I get fired, I got nothing. I got no notice. I got no W2, I got all sorts of problems.

Set all that aside, if I leave this thing, if I personally leave and I have no liabilities here, if I leave this thing, you will never see your money because what are they going to do? Put the company in bankruptcy and Moe is going to run the thing? Who's going to run it? You see what I'm saying? So I'm telling you in a very genuine way, hey I can see you making your money. I believe in this, I'm going to take your money, I'm going to return it.

It's just like, sorry, that's how I'm made, you know?

**Hamilton (00:27:00)**

Going down that pathway. What is it you're actually suggesting?

**Ritz (00:27:05)**

Convert your money - but I need a little bit more money to get these things started to move me in the right direction. I'm just telling you, I'm being genuine. You have a balance sheet. You know me a little bit at least for a year, right? I don't think you think I'm - maybe you do you think - I'm a liar then you shouldn't do the deal, right? But I see a path to give you a real return, a real equity return, a real VC like equity return to real money.

So let's say you give me… well you already invested six and a half million dollars. Give me another, I dunno, five million bucks. I'm just picking a number, okay? You have balance sheet, I'm going to return to you 50 million bucks of value and really quick, right? I can do this through LZGI... I mean I have some shareholders that are really good, some that are really stupid but that's what it is. There's a way to clean it out, right?

The good thing about LZGI, I control it. The bad thing about LZGI right now it has this six and a half million liability that you point out and it has liabilities every which way, but it could be trading again.

**Hamilton (00:28:28)**

I know you were saying that Sean Carey, and Sean is like 5% right? The fact that they dropped the New York case but are keeping the Florida case going against us but against you as well. What's your take on why that's happened?

**Ritz (00:28:44)**

Why they dropped it? Why they dropped New York and why they left Florida because we have very serious lawyers. I'm going to make it really simple and with very serious lawyers got involved. They're like wait a second, we can't do the two cases. We have to do one and I'm highly confident the second case is going to have an issue too.

**Hamilton (00:29:04)**

So these lawyers you have are doing all that right now…

**Ritz (00:29:08)**

They're doing all that. It's a 1400 law firm there. Really it's a machine but it's not a machine that deals in the flea business. It's a machine that represents real companies. That is a really good, I'll give you, that's a funny story. The guy who is the lead council, you'll meet him if you're there tomorrow you'll see him. Barry grew up in Abu Dhabi, speaks fluent Arabic, married a Cuban girl so he lives in Miami but he was assistant US district attorney and worked with the SEC for six years.

He is a superstar and so are all the others, it's a real thing. It's not like a couple of guys who do this for a hobby. I mean this is a very serious thing and do you remember when Eric did this thing last year? He did it again this year with Piff in Miami. I went and visited with them. This was a global impact institute, the future – FII - they are the sponsors, they're the biggest sponsor in them. So it's very serious people, really smart, good people, Barry's best friend, when he was in high school - The guy who is the chairman of AWA… just like it's a good thing

**Hamilton (00:30:42)**

I get they're a good company. If they pushed Carey out of the New York thing, I mean and they're representing you in Florida, why didn't they just push him out the Florida thing as well?

**Ritz (00:30:51)**

I didn't say they weren't, okay? All I'm saying… I think what I told you the very first time I've just emphasised it is I am not worried about that. We've got serious people who are involved who are going to drive this to conclusion and I am not worried about that at all. How's that?

**Hamilton (00:31:14)**

You were back in November, because that was an issue. You were like look I need three millions to pay them off. That obviously changed.

**Ritz (00:31:25)**

Just to be clear, I'm just this, I said that they were looking for some money and never said it was $3 million. We needed money to… we still do… do you remember when we did the deal, it was a $15 million deal, 10 million was supposed to go to Eugene and Victor and 5 million was supposed to cover LZGI liabilities. Really simple. So LZGI liabilities is what the money was for. This is not to pay off the lawyers.. LZGI liabilities. That's what I said. That's what I said to you before and that's just to wind down the company and to do… we have a different path now. It's a very different path actually. It's not to wind down the company. Because the company that's going to be wound down and become Genius. So now it's not happening. Now I want to energise a different thing. I mean can't, I'm too young to retire and two bored to only chase my children and all their bullshit.

**Hamilton (00:32:21)**

I'm listening, right? I want to understand… we've known enough of each other through these challenges, right, but we also know that basically when we started anyway, it was about how do we build something about it. So I'm hearing you trying to find a constructive solution…

**Ritz (00:32:50)**

That doesn't involve lawyers and we don't make any money with the lawyers make money. I hate 'em. They take our shit!

**Hamilton (00:33:03)**

And again says we don't want to get caught in a settlement. It's not like we don't want to settle, we want to settle. We know anything that we do to settle has to go through the lawyers on both sides because there fighting each other as a moment. But if we talk through what you are thinking to the point where we go, okay, is there something there which is worth talking about, right? That we go, okay, is this something that can be put forward as a settlement proposal or something so at least they can start talking, doing more than just fighting each other. That would be an outcome.

That would definitely be an outcome I think. Right. So just talking about this idea of a separate company you run through, you've obviously with Eugene, you've obviously spoke with your supportive investors a post of what this thing could look like. If you were talking with us, not as a disputed party and legal stuff, but just as hey Genius could be a potential investor in this new thing and what…

**Ritz (00:34:01)**

I like that - exactly. So I see an opportunity to, and I don't know if it's going to stay private or public, I prefer it to be public so you can actually liquid thing, it's not a thing and it's a crazy opportunity but it's a real opportunity to drive, take kind of Prime Source in what it does as a

development studio and expand it. And I have a pipeline of revenue to go hot in three different geographies and that's going to get us to about a hundred million bucks this year.

**Hamilton (00:34:45)**

Basically you drive the international expansion…

**Ritz (00:34:46)**

It's a little bit more than that. We have my old guys at Fatbrain developed a, we can call it a widget, but you saw all the Deepseek stuff that happened? What was most special about Deepseek was not all the geopolitical bullshit but that you basically, you can run these massively valuable things on your laptop. It's just not everything else. Everything else is unimportant.

So if you think about a pyramid of value in AI, you have the low level from the first layer, which is the physical layer of very capital expensive chips and data centres with the up that it's too expensive. That's from Microsoft and all those other people, Google, NVIDIA. The second layer, what's very important is what I would call frontier models. This is what hundreds of millions of dollars are going to be spent on phenomenon forever. But what Deepseek showed and what we did five years ago for Samsung and other companies is you can take a really big sophisticated model and you can fine tune it for a business and keep it running on a laptop for them in their premise, which is what they want anyway.

They don't want their data going into, we said this before, so we have this gizmo, we already kind of socialise this with Salim's network and Salim is kind of an amazing go to market guy. So we have really good stuff kind coming down the pipe for that thing. The best thing.. you might not like this, but I'll give you credit for it and I joke about it, the best thing you did for me is you introduced me to Salim. I'm just telling, I'm pulling it real. So I see the real pipeline, Hey we put this in a company, we sell it the same way Red Hat is sold so you don't have to do anything weird stuff. It's open source support. It's open source code, but we orchestrate it, we package it and we charge money for this and it's real. So that's the play. It's as simple as that. I have already kind of in the pipeline at least 20 million bucks or so of revenue that's going to come in Q1. I have a trip scheduled that we're going to swizzle with. I have probably my first half of the year it's going to be probably like - I'll send you a one pager! You can say, oh my god, I want to be a part of this!

**Hamilton (00:37:43)**

Umm. How are you going to structure thing?

**Ritz (00:37:44)**

There's going to be a, oh, I'll give you another one! So we have an audit done by probably middle of March. It's a key item for me because otherwise it's very hard to do anything. So we'll have done one deal pushed into this year. It's like a $15 million deal, but they did like 40 million, maybe 42, somewhere like that. If the auditors allow us to do it, I'll take some part of the $15 million deal the other year. I don't really want to do it, I don't mind because it was a noisy year last year. But no, so they didn't do all of 50 but they did fine and most importantly, remember we had to make up that 23 million dollar crazy deal. So there was no 23 million crazy deal to make up again. That was kind of a one time chunk and the business is doing all the right kind of stuff.

**Hamilton (00:38:55)**

What is your thinking from the point of view of structure. Would this be a separate company and so on? What does that mean in terms of LZGI, a separate company and when you're saying, oh Genius needs to be a shareholder, what are you think? Stuff like that.

**Ritz (00:39:11)**

I have a round that will get priced. I have a round that will get priced and Roger, when I see you roll, when you see something interesting, you go. We did a deal, we had coffee, had a snack, shook hands and we had a deal. Everything didn't work out perfectly but OK and in five days after you were attacked from 15 different ways after your honeymoon.

So you would think the man is refreshed or tired. I don't know which one. You came back, right? So I have a lot of respect for you, right? But the important part here…

**Hamilton (00:39:54)**

We can fight and we can create. I'd much rather create than fight.

**Ritz (00:39:54)**

I think makes me happier. I don't know how you are. I hate fighting because it's rolling the dice because sometimes fucking sometimes somebody who says, oh yeah, you can't do this or what do you know about business? Somebody tells you not to do something, it sucks. And they can because they have power, right? Like, it would suck

**Hamilton (00:40:20)**

So on the basis that obviously even though the New York case has stopped and the other one is still going, I would've told you're not in a position to start a new company, especially using Prime Source as that is one of the things they're arguing about with LZGI, right? I mean it's no different…

**Ritz (00:40:33)**

I have no worries about that. I don't know how else to tell you. I have no worries about that. That thing is on a train.

**Mantziou (00:40:45)**

Are you negotiating with them or what's the deal? Because you are saying…

**Ritz (00:40:46)**

We have had no negotiations with them. But the reason I say that is because I'm very confident in our team, very confident in the legal team.

**Hamilton (00:41:00)**

So you think they're going to get tired and drop the case…

**Ritz (00:41:46)**

I don't know what they're going to do, but I know we have them by the proverbial… OK?

**Hamilton (00:41:11)**

Okay, so you're thinking, okay, if that's not an issue. Can you walk through the thinking of are you thinking of a new company, have you decided…

**Ritz (00:41:20)**

I have not decided. I'll tell you the pluses and minuses, the plus on LZGI is that it can be trading again, there is a process. There is a process for it to get trading again. I think in this market it would be nice to have a trading company with a hundred million of revenue because if we have…

**Hamilton (00:41:43)**

If you have issues with the share price – you've seen us having the same - that's the challenge of public versus private

**Mantziou (00:41:53)**

Just one question, what is the total liabilities in LZGI right now? It's six and a half million on our side, but you have the liabilities, legal fees… So what's the total liability that you have in LZGI right now?

**Ritz (00:42:10)**

It's probably 5 million bucks, roughly. Plus the six and a half.

**Mantziou (00:42:15)**

So it's eleven and a half.

**Hamilton (00:42:18)**

So is the reason you're thinking maybe start something new just because you want to get a clean cap table? Is that the idea?

**Ritz (00:42:23)**

No, I would take in, I have no qualm with Sheik Surrour. I have no qualm with Brent Richardson. You remember Brent? Why would I want to screw Brent? He as a good guy, he gave me money and I want to make good money or Sheik Nyland, I'm like none of these guys, I don't want to screw them, I don't want to screw your shareholders. Why do I want to screw your shareholders? Because you get the money. It's the right thing to do.

What I'm very good at is creating real value and doing it in a compressed time cycle. They see an opportunity now the market is ready. Like dude, I was doing this six years ago. It was so hard to explain to people to explain to any enterprise what AI was. Forget anything else. I'm like what? You know? And so Tufnoon has, there's a Wall Street Journal article Tufnoon last year we had a very interesting meeting last time I was in the Middle East. He has now inherited control. He's not the named successor. Right - MBZ named his son to be named successor. Instead he gave Tufnoon all of the sovereign wealth fund.

So I think we have an amazing path there to raise a lot of money and do a lot of great things. Why do we want to piss them off? I don't want to do that. That's what I mean. They have

good lawyers, they have money. Tufnoon is vengeful. I don't want to piss him off! Why? You know. But I see a path.

**Hamilton (00:44:02)**

Can you talk about the parts in terms of obviously, obviously where our board got totally done was the fact that Eugene and Victor kept on adding more, more, more, more, right?

And now you've had Eugene four months later since November now where he's not saying, I'm just going to keep on adding more and more. So you've got a different relationship, what it looks like and what you can and can't negotiate with him. So given that they were demanding all this extra money and now you're saying well maybe what's your thinking there? Because obviously still money to cover what he's demanding. Have you negotiated that he gets equity to bring the price down…

**Ritz (00:44:49)**

I did negotiate and he did add more money. So the negotiation that you did to prolong kind of the run way they didn't yield enough, it's going to cost more but the business is actually grown. The reason I justify Roger and say, I can say again, the jerk in me would say, Hey, we paid you 15 and a half million dollars or whatever, almost $16 million and we promised you $18 million. But the business, I bought a business from Daniel, right from Priestley and it was shit. I'm just telling you, okay, this one is not shit. This one is actually has got legs. Eugene. Eugene has it on a path to be a hundred million business just by himself. But I think I can accelerate. That's kind of the idea.

We owe 15... I'm just telling you the facts, we owe 15 million bucks. I will never know if Victor is real or not. I know who I met in person. So it's like I'm just telling you, I know human beings that I saw and did all this stuff with and broke bread with. If he's fictitious, he's fictitious. So I'm not describing anything to anybody. But Victor is still involved because we haven't paid them all the money. So that 15 million liability that we have to pay them is part of the cap table to pay them. That is the liability that would pay out. But I have money for that. That's going to come from my investors because I have investors that are coming.

**Mantziou (00:46:37)**

So you have someone else coming to pay off the rest of the Prime Source. Yes?

**Ritz (00:46:41)**

And also to capitalise the company - three, four million bucks is not going to be enough to capitalise the company. Three, four million bucks is not going to be enough to kind of restructure the things that we would need to do. That's kind how I think about it. You can say to me and say, Hey, why don't you go get all the money from the other guys? We can do that too. It's just that all you're doing is you're pushing me in a box to say, Hey, tenth is one thing. I think there's an asset. All I'm telling you is I'm telling you there's an asset. I think you can use it in a really smart way for how you position your company. And I think that's a good thing for you.

**Hamilton (00:47:37)**

We have this whole new board now I'm always looking saying what's practical to move things forward to create the business and the board is a board as well. And of course if you were putting a proposal to say, Hey, here's a possibility talking about this as a possibility, the

first thing they would say is that there's no guarantee if there's 15 million needed and if Genius puts in 5 million, let's say if the other 10 doesn't come in we just threw another 5 million down line and then we have to answer to shareholders. So what's the, what's the…

**Ritz (00:48:04)**

So what's the collateral?

**Hamilton (00:48:14)**

Well I guess what's the certainty in terms of something where not the whole – the whole biggest concern is good money after bad.

**Ritz (00:48:17)**

That's fair enough.

**Hamilton (00:48:17)**

You know what I'm saying? So how real is the other 10 million do you think? And when can it be absolutely real? Could you sit down with the potential investor together and say, right, actually I'm talking now about an actual equity deal into an actual where stuff rather than where there's just, oh, maybe it might happen, maybe it might not. And then suddenly there's five million and suddenly there's nothing. So where are you at with those negotiations with them and how real are they would be the question. And frankly on that same conversation, given all the… if I was in your shoes, I'd be happy to get 15 million from clean money and clean people that want to work didn't have all this background than take money from Genius and then back in…

**Ritz (00:49:12)**

Maybe that's what we'll do. All I was trying to do, maybe that's what we'll do, right? Like one path is to… listen, this is just too much brain damage and everything else. I was looking at this in a really simple way. Like you're business people, I come to you and say, listen, you have a balance sheet, but you have a small business, just facts, right? I'm going to have a big business and I have no balance sheet. Let me borrow your balance sheet and I'm going to make it up for you. That is not what I would call a, I can do that with a bank of course, but banks are stupid and they don't understand the business. God bless them. But to me that's kind of because that's how maybe we could have been here earlier last year. Market maybe wasn't ready for it, but the market is ready now. That's the crazy part about all this. The market is much more ready now, OK?

**Hamilton (00:50:11)**

In your mind with these other investors and so on. Do you see if there was any possibility of a deal happening to you? It would, again, investors come and see all the mess, which any investor would see between us…

**Mantziou (00:50:26)**

And all the and legal risks, that's another thing.

**Hamilton (00:50:28)**

And the fact that that Prime Source itself is obviously a critical part of our arbitration and all the rest of it. So from my point of view, there's no investor that's going to come on at the moment and go, Hey, let's do a new deal on Prime Source when they can see that it's right in the centre of our whole legal case. And they don't know who actually owns it. And especially with the Miami case where they're saying it should never have been sold in the first place, this kind stuff. It's got so many fleas, right?

**Ritz (00:50:59)**

Yeah, there's a lot of noise.

**Hamilton (00:51:28)**

A lot of are you looking at this from the point of view that a deal would need to be done with Genius before you can move other things?

**Ritz (00:51:08)**

No, the other way around, I'm going to do the deal. The way I look at it is like this right now there is uncertainty, but uncertainty is priced. That's just how I see it. It's priced because what's the worst? Let's just play out all the scenarios. Worst case for you, this is just, I'm just factual. If the judge simply says, you know I have to wait to make a decision, right, it's very rare the judges will rule on briefings from the bench. So she may delay something and make a decide, give you another week or another week or another week. And maybe she issues a preliminary injunction or maybe she says, you know what? Yeah, I was wrong. Sorry Roger, I was an idiot. I screwed up. Right? That's a possibility. In either case, I think all that is priced because what's going to happen is let's just, maybe it'll cost you a little bit more time because you can't sell shares. So that's a cost. It's a hard cost because you already have a machine, right?

But fundamentally what it does not do for me is it does not stop me from anything because the money hasn't been paid to Eugene and to Victor. That hasn't been paid. So they can do their thing, they can go into any company anywhere. They don't owe anything to LZGI, they don't anything to anybody. They can go do whatever they want. These are facts, right? It's very simple. So all we want to do is just price… That path is priced. I want to find a way to say, Hey, here's an opportunity. Rather than saying good money after bad or anything that I have a thing where I see it's going to be a real business, it's going to return you 10 times your money, five times your money, maybe 10 times your money. But because the market is hungry, I don't know how to gauge it, but I know at least five times, maybe 10 times your money and I think it'll be good for you to have something on your balance sheet other than a highly volatile thing. Right? Listen, after the next…

**Hamilton (00:53:23)**

What's your confidence level you can raise over 10 million. What was…

**Ritz (00:53:29)**

I have one party that's in for 25 for sure. Right?

**Hamilton (00:53:37)**

Equity?

**Ritz (00:53:38)**

Equity, 25 million.

**Mantziou (00:53:42)**

But then you wouldn't have any problem to pay us back six and a half. So maybe that's the simplest solution.

**Ritz (00:53:45)**

But what you just told me, hold on a second. So what you just told me is the smarter thing for me to do is not to do anything with LZGI and go do something new, right? Why should I give you 20?

**Mantziou (00:53:57)**

From our point of view, we just want the money back.

**Ritz (00:53:58)**

I know, but okay, it's with LZGI, I'm going to do something different, right?

**Mantziou (00:54:05)**

No, no, this is not what I'm saying because you said you can bring it to LZGI and if you bring a person that has 25 million that they want to invest, it's more than enough to cover the liabilities of LZGI.

**Hamilton (00:54:15)**

That's great.

**Mantziou (00:54:16)**

Including us.

**Hamilton (00:54:17)**

Because that's exactly including was saying back in December. We're like, look, we can free up, if we could just get back the money and the shares and the money over time and you have a chance to really do what you want to do with Prime Source - raise funds elsewhere, build it, then everything's clean. And we both win, right, if you have someone who put in 25 million, we can actually achieve the part which is to actually make sure you do have a new pathway and so on, which means why would we not just be settling that? That's what I'm asking

**Mantziou (00:54:51)**

And you have more than enough money to cover all of the liabilities of LZGI including our six and a half.

**Hamilton (00:54:58)**

Because as long as there's this whole arbitration going on and so on and in the arbitration there is the whole question mark on what assets even were being put up and being sold, and

you're going to take those same assets and sell them to someone else. That other shareholder is going to be like, wait, hang on. There's another encumbered, unencumbered case where basically you're selling something you shouldn't be selling yet or selling up equity on something that's still part of a legal case…

**Mantziou (00:55:29)**

And then it can be freed absolutely from any problems yeah, so easier to get investors.

**Hamilton (00:55:40)**

It makes sense for both of us to just clear out all this legal shit because there is just bullshit and if we have a path forward and you have path forward and you just clear all this stuff out

**Mantziou (00:55:44)**

And it's unblocking, it's unblocking both parties, both us and you from…

**Ritz (00:53:58)**

You don't have anything to block, right? You moved on, you guys are franking, you and doing a great job…

**Mantziou (00:55:52)**

But we want you to have this asset to move on with it as well. Yeah. So it's in our interest but you have it…

**Ritz (00:56:01)**

I think I have it is my point.

**Hamilton (00:56:03)**

If you do have it, so you are saying you think it's okay for you to go and sell or raise money and own and build Prime Source separately while at the same time still not settling the arbitration on Prime Source?

**Ritz (00:56:18)**

**It'll be a different issue. Again, I don't want kind of give you how that will proceed, but there is a situation in which LZGI is fighting this arbitration because the party is LZGI, and Prime Source can move on itself. So that was the whole fear. If you said, wait a second…**

**Hamilton (00:56:03)**

It's one thing for Prime Source, one thing for Eugene to say, okay, bye everyone and the deal goes off. It's another thing for you to be there with Eugene, you selling Prime Source to someone else when it's currently…

**Ritz (00:56:50)**

**Eugene is going to hire me.**

**Hamilton (00:56:52)**

No I understand but…

**Ritz (00:56:55)**

**I got to move on. You guys fired me. I got to move on and look, right…**

**Mantziou (00:56:58)**

But do you have any equity in Prime Source privately?

**Ritz (00:57:02)**

No, never have and never will. And I've never collected a single penny from them. Just so we're clear that.

**Hamilton (00:57:11)**

So if you have someone who's willing to put in 25 million, I guess that's the question. It would make a lot of sense for us to just make the recission so you can take the 25 million and build Prime Source versus us continuing to fight because you're asking us for more money than our board doesn't want to give. Right? So I guess that's the question is given that you have 25 million, what's the reason for wanting more money from Genius? I guess that's the biggest question I have.

**Ritz (00:57:38)**

Well I think it'll make the optionality for LZGI and that's kind of what we had done before. That was our deal before - we're going to make that kind of thing work. If it doesn't happen, it doesn't happen…

**Hamilton (00:57:57)**

Is that because you think you need more?

**Ritz (00:58:00)**

**You didn't ask what the use of funds was for 25, but let's look at it.**

**Mantziou (00:58:03)**

Okay, so what the use of funds is?

**Hamilton (00:58:08)**

We thought you needed 15 and 25 was enough for Prime Source and grow it, right?

**Ritz (00:58:10)**

**No, we have a very aggressive growth plan, so no, we need more money. I think the plan calls for closer to 40 or 45 million bucks. There is more money, there's more money. But anyway, that's okay. It's good to kind of look around all the things that would be bothering you. So no, I think it's a real plan, it's a real kind of business, but what I would really like to do in terms of well why wouldn't I do it? Listen, it's been a year of my life I'll a different answer which may be not necessarily transactional, it's**

**been a year of my life and working together and I'd like it to be have something with it rather than a lawsuit. How's that for an answer as to why do I not just have a quick clean breakup and tell you I'll send you a Christmas card? I'm just telling you.**

**Hamilton (00:59:04)**

I think the main thing at the moment is that what I've seen over time is when there's challenges or whatever, we try and find solutions. That's obviously what we've done in multiple cases and sometimes those solutions appear to be against each other or other people's interests. Sometimes they appear to be aligned, right?

And so any solution at the moment that makes a practical sense - and we've got multiple stakeholders, we've got at the end of the day lawyers, they're going to do whatever we tell them to do on both sides based on the business decisions that get made and the shareholders will make their decisions in terms of what people will actually think on both sides as will our board…

**Ritz (00:59:47)**

It's part of the public. Anybody can sue anybody. It is what it is…

**Hamilton (00:59:49)**

So you've got all these stakeholders that we're looking at and the key thing is to find a solution. To find a solution which actually works for you and Eugene et cetera, has got to make sense that everyone goes, okay, can we can get this solution there and given that the problem we have is our board doesn't want to give more money because...

**Ritz (01:00:12)**

You said.

**Hamilton (01:00:12)**

Yeah exactly right. Now let's talk about that for a moment. I would understand you've got shareholders or investors who are ready to put money in, you've got Eugene willing, you've got you willing, you want to make this thing happen and the idea of having, of giving back the shares of Genius, the idea of having the debt, now you're raising money to pay off the debt. I get that that could be a challenge, but the idea of turning the debt equity, I can understand that ask, right?

That makes the new way forward. So I get that piece and the other ask is to put in more money, right? You said 5 million, right? Is there a world in which you could take debt, turn it into equity and not have to ask for the extra 5 million, have a recission which means that on both sides we're saying, hey, it's actually okay for you investors to come in for Prime Source, et cetera. And to your point, yeah we are equity holders as well because we have equity, we're not the hundred percent owner anymore but something and so on. Is there a potential solution there really?

**Ritz (01:01:22)**

I have one other one for you consider. So you asked me about my funder, if you put money in whatever dollar you put in, I'll match money from my funder also money. Would that make

you more comfortable to say, hey listen, we put 5 million bucks in, that'll be another 5 million that will come in from…

**Hamilton (01:01:41)**

The biggest issue from the board's point of view would be the idea that we turn it into equity and put more money in and still nothing happens and still Prime Source isn't part of it and we're still back to square one, right? That's the issue.

**Ritz (01:01:57)**

So if Prime Source was secured and you would put more money in…

**Hamilton (01:02:00)**

I'm not saying we would, I'm not saying the board would either, I can't speak for them. I'm just trying to think through where there is at least potentially a meeting ground on the basis that they've already said they wouldn't…

**Ritz (01:02:11)**

So I gave you this other mechanism. So one of the mechanism is when you ask me, well how certain are you or every dollar you put in, I'll bring in an outside investor that puts an extra dollar for every dollar. Every dollar would be meant probably more than one-to-one, but let's just say one-to-one just to make it so that you feel like, okay, I'm not the only guy, I'm not throwing good money after bad money.

**Hamilton (01:02:43)**

I think the main thing, so I think here's the thing, I think the biggest challenge, the gap between promises and reality, that's like when we think something's going to happen, then it actually turns out it's not happening and then months go by, et cetera, et cetera. So obviously our entire case is based on that, right? And the last thing that the board is going to do is agree to another situation like that. So unless there's absolute clear evidence that it's real, that Prime Source, that you could secure Prime Source with the funders you have and the funders are real and they're actually saying they're real and that there is a path forward, they're not even going to consider the conversation, right? They're like, oh, it's just all promises being made.

But if there was like, oh there's actually potential evidence for something and it's predicated off, there's no way the, I'm not saying the board can put any more money in, but if there was ever a possibility anything might happen, it would need to be on the fact that there's an actual real asset that's an asset behind it. Otherwise you just bring…

**Mantziou (01:03:50)**

And then we can discuss about equity instead of a payback in cash. So people would have the equity share, the equivalent in shares of what the six and a half million would pay for. Then maybe this would be a case yeah?

**Hamilton (01:03:50)**

Or if Eugene or LZGI or so on would be, hey we've already got six million, alright and nine million before, we're already going to give 70% of Prime Source over but 30% percent we wait for the payment if a conversation like that was ever been done or the whole…

**Mantziou (01:04:28)**

That would be a very different story.

**Hamilton (01:04:32)**

…okay, there's a real asset that we're putting money in for that we can show shareholders, we can show auditors, we can show everyone but when there wasn't anything, and then it's like well…

**Mantziou (01:04:42)**

and it can be taken away in any moment because they have the power of attorney.

**Hamilton (01:04:46)**

If there's a real venture with a plan and more importantly the investors saying, hey we can finish this deal and here's what this would look like. At least there's a possibility of a conversation, right? So is it your view as to whether you think that is real enough at the moment that we are there yet or whether it's still too far out for there to be anything.

**Ritz (01:05:03)**

It's all real. I'm going to make it happen. I'm going to make it happen whether we have our deal or not. I'm just telling you facts. I think there is a way to put a bow on all this stuff that we went through. To me, this is the bow where you end up instead of when people look stuff up and they say, oh this guy called this guy, this guy, this is this and this. It's just a lot of noise. You say, oh no, we had a situation just like everybody fights, shit happens. We resolved it. Here is a solution. To me it's a commendable way to live and to be a business person rather than every time you do something there's a lawsuit. I mean every time you do something there's a lawsuit. That's not a good preference.

That's what I'm looking for because I believe in it. I believe in… you invest those six and a half million dollars. Well guess what? I want to make the money back again easy way is to bankrupt it or whatever. Nobody cares. It's not who I am. So I'm going to try to do everything I can to a bank, the money, but more importantly I'd like to put a bow on it so that we have something good to talk about to say, hey, yeah, did it work out the way we thought about it but rescission and this and that, but look, we've got an asset, you know?

We'll probably have to make a decision kind of quicker rather than later on all this, I don't know, I can tell you what we have, how we can do it and everything else, but I think we're going to have to make a decision. In the proverbial poker world, you won't have all the cards but you're going to have to do something.

You got to roll the dice tomorrow. Again, that's the problem. I don't know if it's good, bad, ugly, but that's where we are. I would like to find a situation where whether it's you or me, we point to this last year and say, hey, we tried to do it and we found a solution and this was a solution. Was it perfect? No, but did I get something for my shareholders? Yes and this is what I got. This is how it works and everything else.

**Hamilton (01:07:25)**

So just to talk through the practicalities, those were the practicalities of the last ask. The last ask was basically where we had what we thought was a rescission and then you came back and said, well speak to the lawyers and you have your other lawyer basically have this new agreement which was that going to take 3 million bucks. From a practicality point of view, And they came back, they came back a few times to our lawyers, and the black and white from our laywers is frankly, they asked the right question, what's this money used for? Is there going to be money here used to basically make the LZGI shareholder case against both you and us go away. And the answer was yes. So there was zero way we could do that deal. So that was the reason there was no settlement. Then we have to, so now we're in a position where we're meeting, look, maybe there's another way we can do this, which isn't the money going to the case…

**Ritz (01:09:07)**

As I mentioned to you, you don't have to worry about them at all. I have that under control.

**Hamilton (01:09:17)**

I understand. So it's more a matter of oh this could be a way that actually creates some value in some way, which can make it easier for us to be able to see that the six and a half million will come back in some way because we all can see that it's just going to LZGI and then it's going to be almost impossible to get that money back over time. You want to pay back money, but if there is an entity that you are going forward where there's more possibility even if there's equity instead of debt, It makes it more possible.

**Mantziou (01:09:44)**

But also if there is the entity that is a separated entity, not LZGI, the LZGI case doesn't go away because it's different entities. So I don't know how you picture that thing because the issue between LZGI still being pending…

**Hamilton (01:10:09)**

So there's one thing I'm talking about the Board talks that we're trying to work around because whatever happens off the back of this conversation, we obviously going to go to them as well. Here's what Peters thinking, here's where we're going, here's what might happen next, what might not happen. So anyway, that's why we we're where we at and we couldn't get to any settlement. So then the second thing is well then based on where we are right now, what's the current scenario? And the current scenario is that there we start to the point where we're exactly the same place we were at before. If there's a way to settle, of course it would make sense to settle. It has to be something that actually works for the shareholders of Genius and so on obviously, right? But with that from the being the main parameter, what are the different ways? The other thing which is the timeline obviously tomorrow is the PI hearing, we're not going to be there by the way.

And then the other one is that you've got a timeline to get back to the arbitration by the middle of March or something with whatever your position is and then the arbitration starts. The window you're talking about, is there a window where we can do things that just save some of the time hassle. It's really like a two week window before because instead of you going back to the arbitration guys saying right here's about documents and stuff and this is an our case and so on. At that point we're saying, hey arbitrator, we actually have a settlement and that would be the time to do it.

So I think we've got a period of time for settling however tomorrow where frankly your lawyers think they're going to win, our lawyers think they are going to win, right? We've stepped out it and said you guys do what you need to do at the moment and where the lawyers must also be really clear when they're positioning all of this regardless of the merits of either side, the key thing here is we don't want to do anything which looks like coercion. It's like oh, because they're pressuring us we're going to basically have to settle with you and so on. Much rather we are settling for the right reasons…

**Ritz (01:12:27)**

That's why I'm here.

**Hamilton (01:12:29)**

So from a legal point of view, given that we've had tomorrow happening, we either just let tomorrow happen and then you go through the process with the lawyers to say, hey, so you propose a settlement, we start talking, is there a settlement possible or not? Right?

That would be the way our lawyers already said just like you said go through on the legal side you said last time.. I'm more than happy that we can still have a conversation going on the outside as well and the only question is whether or not under goodwill that we for something you withdraw tomorrow, your whole application for PI you say to the lawyers let's not even do it. Let's saying withdraw, or whether you say no, I want to keep going with that because there's a chance I roll the dice and that we might win…

**Ritz (01:13:36)**

I'll give you a quick answer. I already did that the last time with the PI. We did not fight the PI for holding the stock hostage. I didn't do that and it was based on the fact that the seal guy said, no, no, no. Roger wants to settle. Roger, I'm just telling you this, I don't want to be action, but that's just what has happened. So it'd be really difficult to do that again tomorrow. Difficult as in explaining, we just went, it's a lot of that stuff.

So I actually, I'm thinking differently. We should have done it before. We didn't do it before because timing whatever didn't happen. So it's fine, it's in the past but we're basically the last PI was completely unopposed. We had a lot of different things we could didn't do any of that. That's fine. So didn't do it before. Roger, I think I want to say this again this, I would like to put this in a positive way where you can point to something new to your shareholders about, you could say it's a year wasted or year wasted to put something positive, but I feel like I have a cost for that and I say it's an unusual position because when you have, I don't know if somebody from University of Antelope Valley or any of the other people are coming to you and saying, Hey, I got a way to make this better.

You know what I mean? I'm coming to you and saying I have a way to make this better. I really believe it and I think we can not only just be friends, but I think make money for each other. That to me is a great thing and to me the perfect moment in time is you accumulated the balance sheet and you could also show an investment in a real business. It's a good thing. That's all, I think it'll help.

I don't know how the market reacts because the market is the market, but I think it's a good thing and I think market will also look at positively the fact that we actually don't have an

issue. **You can continue doing what you're very successful doing. So anyway, I would love to stand on the shoulders of that.**

**Ritz (01:16:11)**

Yeah, I didn't know if you want to be in the city. I figured because I remember when we were in London you said that you booked the something to come to New York. There was a show here or something like that. So I remember it was like, okay, well you just see it's like there's so much demand for, I call it the Saylor cocktail, by God. All these are such distractions. It's not a lot of a fun. I have a very special, I didn't tell you about this, I told you about the AI angle, but together with the swizzle stuff that we have in this institutional knowledge capture and stuff for businesses, there's a very interesting crypto angle, but let's do a deal after we do a deal, I'll tell you all about it. There is a super cool tech twist for that.

**Mantziou (01:17:05)**

Do you invest in Bitcoin yourself?

**Ritz (01:17:05)**

Yeah, actually made money on that.

**Mantziou (01:17:07)**

Okay.

**Ritz (01:17:08)**

But I'm very boring. I'm like…

**Mantziou (01:17:14)**

But have you invested years ago or pretty recently?

**Ritz (01:17:17)**

It was a very weird discontinuation. So gold and crypto - gold and Bitcoin were tracking together for a long time. This was like five, six years back to be and then they separated and I have a lot of people who now it's like you know fluctuates, but it was at that time that I put some money to it.

**Mantziou (01:17:42)**

Like five years ago.

**Ritz (01:17:42)**

Yeah, a while back.

**Mantziou (01:17:49)**

So that is around $20,000 per Bitcoin. Good investment you made.

**Ritz (01:17:54)**

Listen, Palantir, this year has been up five X maybe more. All I can tell you is that it's like, but **Bitcoin is very interesting because Bitcoin has what I call programmed events. And programmed events are good because people can plan around them, the market can plan around them. So I think what was brilliant about Saylor's kind of strategy is to say, Hey, I'm going to be a currency hedge because I've got to do international markets. That's a smart thing.**

**Mantziou (01:18:36)**

It's working, working well for all of the Bitcoin treasury companies. It's very good strategy

**Ritz (01:18:44)**

**It was like I said, your timing was everything. Great job!**

**But I would greatly appreciate your help because I think you can help, you have a balance sheet. I need a balance sheet and you can help me. You can help me.**

**Hamilton (01:19:06)**

I think the crux of is going to come down to how real the other investors are that you might..

**Ritz (01:19:08)**

We'll meet dollar for dollar, right? And that's serious. I meet dollar for dollar. You put up a dollar, they put up dollar. It's like it. It's not, it's not that.. we'll match you dollar for dollar.

**Hamilton (01:19:22)**

Obviously the boys are doing stuff right now, right? What's the timing just off the back of this, if you go put a settlement offer or something the next week or when will that happen so that at least there's a conversation going on while all the battles are going on about potentially…

**Mantziou (01:19:47)**

Yeah, if Peter is saying they're not withdrawing the PI, it goes the normal way. So the fight is continuing anyway. Yeah, exactly.

**Ritz (01:19:56)**

I think the smart thing to do is to form a structure of how we agree, if we agree, and then you can withdraw any time. You can withdraw anything anytime. If we agree today you can withdraw tomorrow. It's very simple.

**Hamilton (01:20:17)**

But here the thing, right? A structure, unless there's an actual real deal within 24 hours, which is not going to happen. The last thing the lawyers want is everything just being pushed, right? Like, oh there'…

**Ritz (01:20:27)**

I'm not talking to my lawyers about this just so you know how I work, right? Until we're good and ready and we have a handshake or we have an idea, business idea, they're going to do what they're going to do to focus. They're going to do their own. So that's easy.

**Mantziou (01:20:42)**

From our side to withdraw anything, we would need to have a settlement signed, agreed by both boards with a proper execution plan on it and then we can withdraw. Because then once we withdraw, you can say this is the settlement therefor we are withdrawing and so on.

**Hamilton (01:21:03)**

We have board meeting next week, right?

**Mantziou (01:21:05)**

Yeah. So if Peter has the things crystallised in his head how that could look like, then for sure sending that offer to us. So then the lawyers, they can talk to each other next week. That would be the right way to deal with that.

**Hamilton (01:21:22)**

When you are talking about things like, oh, dollar for dollar or there's money there to cover the deal and so on. The other investors you have, if it gets to the point where the board says, well can we speak with them and understand right then are those conversations available? So then they go, it's a real thing.

**Ritz (01:21:36)**

Of course, of course.

**Mantziou (01:21:43)**

Yeah, we don't want to be in the situation that there is another fictitious Victor. So we need to make sure.

**Ritz (01:21:50)**

Can you do me a huge favour? This is a favour between friends. Can you show me the evidence that Victor is fictitious? Because I know I wired money to some stuff.

**Hamilton (01:22:00)**

I think if we end up with the settlement… Happy to share.

**Mantziou (01:22:03)**

I think if we end up with the settlement then no problem. Before, I cannot release any…

**Ritz (01:22:15)**

No no problem. of course. I don't want to cause trouble with anybody. But it's always good to know what you have. You know what I mean?

**Mantziou (01:22:17)**

And you sent the money to Victor to Kazakhstan or to some other country?

**Ritz (01:22:19)**

Yeah, Kazakhstan. Of course. Of course.

**Hamilton (01:22:38)**

So just talking timing because for sure we.. so we

**Mantziou (01:22:39)**

So we would need that. I would.

**Ritz (01:22:43)**

I would love it. It's, it's bonus for…

**Mantziou (01:22:44)**

it's like we need to settle first because if not, then you're going to see it as a discovery in the case. So you're going to see it anyways.

**Ritz (01:22:56)**

I would love to because to me it's like, okay.. Let's make money and let's enjoy have so much.

**Hamilton (01:23:04)**

So, okay, so what we're really saying at the moment is we've talked, we both agree it's better to settle than to just fight for the next couple of years in court or however long it takes.

Tomorrow's tomorrow, the lawyers are going to do their thing. This is all going to happen. Nothing's going to change there anyway. Outcome will be the outcome, whatever. But then we then have next week where if we then have basically on your side right like, okay, here's how this thing could work. And what you are suggesting is rather than just go through the lawyers to say, here's a proposal, we have another conversation about what you are thinking, having some better idea in terms of numbers and what that it would look like and whatever information you can give about the other shareholders and so on. So that it feels back to the board basically is like we have to…

**Mantziou (01:23:59)**

Especially that now, the only thing we could share with the board is that we met Peter and Peter wants more money. And we don't know who… and yeah, we need to have some meat.

**Ritz (01:24:14)**

Yeah the best thing you can say is Peter wants more money just for Michael Moe! I just have to say that. Okay, you left or Victor! Victor and Michael Moe! How's that? That would be the difecta.

**Hamilton (01:24:28)**

That's the big part of this as well, right? Everyone's, everyone's aware of OzyMedia, right? They know that the CEO, took the fall right? He's in jail now and Moe's the one that keeps showing up in all these cases

**Mantziou (01:24:34)**

And Moe was the one that threw him under the bus

**Hamilton (01:24:44)**

And Moe threw you under the bus as well at our board meetings. He's like, Hey, Peter said he had it all done, I have no idea. I don't know if Victor is real and all this stuff. So they don't think you're clean, but they absolutely think Moe's the bad actor right and that's why there's no way there's be any deal done. Like Moe doesn't put anything down in writing or anything and he's like, oh, what's it's all meaning. Is he in this though? Is he?

**Ritz (01:25:15)**

He is part of it. He's still on the board of LZGI. Michael has moved on. I don't know how else to tell you this. He's always said, I think I'd shared this with you guys when we first met. He looks at everything as like a lottery ticket and he always has 10 lottery tickets at any given time, and it's okay that people like this and it's completely okay. I can't do that. It's just not how I'm built. If I'm doing something, I'm going to be with you. I can't have 15 mistresses on the side. I just can't do it. It's like too much brain damage for me. So I like to do one thing. I like to finish one thing. That's why I'd like to put a period on this, a positive period where we say, Hey, we created value here. And it wasn't exactly how we thought, but it's okay. And we moved on with real value for me. For you. You know. And we're off to the race.

**Mantziou (01:26:17)**

And what's the percentage of the shares that he still has in LZGI?

**Ritz (01:26:20)**

There's like 227 million I think outstanding right now. And out of 227 million I think he has like 9 million shares.

**Hamilton (01:26:36)**

But you're saying in this new idea, you have that...

**Mantziou (01:26:38)**

So if this new idea it is going to be happening via LZGI, are you planning to buy him over to clear the company out of him?

**Ritz (01:26:50)**

I think there'll probably be a recapitalization. So just like right, right now, if you look, when we first did a deal, we're going to have roughly equal number of shares with GNS. Now the amount of shares that LZGI has through GNS, like under 5%, it's very small. Maybe it's slightly over 5%. It's a very small percentage because new shares are issued. So there's a way to recapitalize the business and then you can do it through a capital call. There's lots of different ways to do it. Basically that buying means that he gets some sort of cash. There's

no cash. Just to be clear, I'm going to stand by what I told you before. No, no money is going to go this way. I have expenses coming out of my nostrils, but that's a different story. But Michael has always been very nimble. He's got a lot of different ways he can be in the world and we're friendly and I wish best for his children and his grandchild soon to be grandchildren. It's different. You've got to work together and do stuff together.

**Hamilton (01:28:03)**

Okay, so yeah, that sounds like probably the final.. that we reconnect after tomorrow is over whichever way it goes, whatever happens, we goes. Okay, so from an arbitration point of view, what is the settlement potentially and at least have in parallel with everything happening, sentiment, discussion. So it's not just lawyers.

**Ritz (01:28:31)**

I think so. I think they're going to be focused. If you have dogs, when the dog sees a deer or something, ears go pinned back and they just dong, their ears are pinned back. They have a goal, let them do it. But I think it's our job to kind of say, yo, these are not foes. We have a way out here, which is to everybody, everybody's reputation. I think.

**Hamilton (01:29:04)**

Okay, well thanks for reaching out.

**Ritz (01:29:05)**

It's my pleasure. I felt like it would be, it's silly. We have the court case, but we're not meeting, so I took a wild guess that you'd be here. Like I said, you were so like, hey, I would feel remiss if we didn't. That's how I feel.

**Hamilton (01:29:25)**

Yeah, good catch up.

**Ritz (01:29:45)**

Great to see you guys. Did you like the coffee?

**Hamilton (01:29:47)**

It was great. Actually.

**Mantziou (01:29:49)**

The coffee was good. And the cookies as well. We need to get the coats.

**Ritz (01:29:59)**

Wait…Don't leave without this. I'm be very careful with this. I know this is the crown jewel. He told me the story of how it came about. I like that.

**Mantziou (01:30:16)**

Alright, we'll see you.